                                                                    EXHIBIT 99.1


          SOURCE INTERLINK ANNOUNCES FISCAL 2006 FIRST QUARTER RESULTS

         ADDITION OF ALLIANCE ENTERTAINMENT DRIVES IMPROVED PERFORMANCE

                      COMPANY AFFIRMS FISCAL 2006 GUIDANCE

BONITA SPRINGS, FL, JUNE 6, 2005 - SOURCE INTERLINK COMPANIES, INC. (NASDAQ:
SORC), a premier provider of family entertainment content products and marketing services, today announced financial results for the fiscal 2006 first quarter ended April 30, 2005.

The company uses both GAAP and non-GAAP or pro-forma financial measures to evaluate and report the results of its business. A reconciliation of the pro-forma financial measures to the GAAP financial measure appears later in the release.

Pro-forma net income for the fiscal 2006 first quarter totaled $6.3 million, or $0.12 per diluted share, on total revenue of $307.6 million. Pro-forma Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter totaled $14.0 million.

Pro-forma results for the fiscal 2006 first quarter exclude merger-related expenses and non-cash, non-tax deductible amortization of intangible assets resulting from the Alliance transaction, which was completed on February 28, 2005. These results also assume the transaction was completed at the beginning of Source Interlink's fiscal year on February 1, 2005, and an effective tax rate of approximately 40%. Pro forma revenue for the quarter ended April 30, 2005 includes the revenue of the company plus the revenue of Alliance for the month of February 2005 of $73.2 million.

For the first quarter of last year, Source Interlink reported GAAP revenue from continuing operations of $82.2 million and pro-forma net income from continuing operations before charges of $2.7 million, or $0.11 per diluted share, computed on a tax rate of 32%. Pro-forma EBITDA from continuing operations totaled $5.5 million. The results for last year do not include Alliance, which reported pro-forma revenue of $226.0 million and operating income of $6.7 million in the comparable three months of fiscal 2005. These results from continuing operations also exclude the Deyco business, which was sold in the fourth quarter of last year, as well as relocation charges and the write-off of deferred financing costs.

GAAP earnings per share in the fiscal 2005 first quarter was calculated on a base of 23.9 million diluted shares outstanding, compared with 44.4 million diluted shares outstanding in fiscal 2006 first quarter.

"We had an excellent start to fiscal 2006, coming in at the high end of our previously communicated outlook," said Leslie Flegel, Source Interlink chairman and chief executive officer. "Our Alliance merger is already accretive to the company's earnings on a pro forma basis in just one quarter of operations, and we are already seeing the benefit of both revenue and cost synergies from this transaction. Historically, our performance strength comes in the second half of the fiscal year. We are looking forward to an outstanding fiscal 2006 and are on track to meet our expectations for the fiscal year of $85 to $90 million in pro-forma EBITDA."

RECONCILIATION OF FINANCIAL MEASURES

We provide non-GAAP or pro-forma financial information in order to provide meaningful supplemental information regarding our operational performance and to enhance our investors' overall understanding of our current financial performance and our prospects for the future. We believe that our investors benefit from seeing our results "through the eyes" of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as are disclosed in this release. This information facilitates management's internal comparisons to the company's historical operating results.

Non-GAAP or pro-forma information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. It excludes items, such as merger and acquisition charges and relocation expenses, that may have a material effect on the company's net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that our GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the company. The non-GAAP or pro-forma information we provide may be different from the non-GAAP or pro-forma information provided by other companies.

See table below for reconciliation of GAAP financial results to pro-forma amounts:

(in thousands, except earnings per share data)                      QUARTER ENDED
                                                          --------------------------------
                                                            4/30/2005         4/30/2004
 -----------------------------------------------------------------------------------------
 Income from continuing operations, net of taxes           $      1,671      $      632
 Relocation charges*                                                  -           1,055
 Write off of deferred financing costs*                               -           1,016
 Merger and acquisition charges*                                  1,856               -
 Non-cash, non-tax deductible amortization                        1,257               -
 Alliance's net income for February 2005*                         1,488               -
                                                          ----------------  --------------
 Pro-forma net income                                      $      6,272      $    2,703
                                                          ================  ==============

 Diluted shares                                                  52,933**        23,857
 EPS                                                       $       0.12      $     0.11

   * Amounts shown net of tax using 1) 40% effective tax rate for the quarter ended April 30, 2005 and
   2) 32% effective tax rate for the quarter ended
   April 30, 2004

   * * Pro-forma diluted shares
 -----------------------------------------------------------------------------------------

SEGMENT RESULTS

To reflect the effect of the Alliance merger, the company is reporting that business's results as a separate segment. Additionally, beginning with this reporting period the company is consolidating results from its Custom Wood Manufacturing division with those of its In-Store Services segment to better reflect the alignment of Source Interlink's operating activities.

CD AND DVD FULFILLMENT SEGMENT - The CD and DVD fulfillment segment, comprised of the Alliance business, reported GAAP revenue of $148.5 million, operating income of $7.2 million, and the gross margin was 18.4%. Pro-forma revenue for fiscal 2006 first quarter was $221.7 million, compared with $226.0 million in the prior year period. The revenue decrease is due to Alliance's efforts to improve its business mix toward more profitable accounts. Pro-forma gross margin increased from 16.9% in the prior year period to 17.7% in the current period. Pro-forma operating margins increased from 3.0% in the prior year period to 5.1% in the current period.

MAGAZINE FULFILLMENT SEGMENT - The Magazine fulfillment segment reported GAAP revenue of $71.7 million compared with $65.8 million in the prior-year period, an increase of 9%. In addition, pro-forma operating income of $3.8 million in the fiscal 2006 first quarter compares with $3.9 million in the prior period. Operating income in the prior period includes an add-back of $1.6 million related to relocation charges. The fiscal 2006 quarter had higher revenue from penetration of traditional retail accounts, which also contribute to higher gross margins, offset during the quarter by start-up costs of this new business.

IN-STORE SERVICES SEGMENT - In-Store Services segment reported GAAP revenue of $14.3 million in the fiscal 2006 first quarter, compared with $16.4 million in the year-ago quarter. These figures include the former Custom Wood Manufacturing division. pro forma operating income for the fiscal 2006 first quarter for the segment was $2.0 million, versus $4.4 million a year ago. This decrease was created primarily by lower but expected results from our Wire division as compared to prior year first quarter.

SHARED SERVICES SEGMENT - The Shared Services segment consists of overhead functions not allocated to other groups. Shared Services recorded a pro-forma operating loss of $5.6 million, compared with $3.7 million in the prior-year period. The comparison reflects higher overhead expenses to support the growth of the larger company following the Alliance merger. Shared services as a percentage of sales decreased from 4.5% to 2.4%, a trend that is expected to continue.

RECENT BUSINESS HIGHLIGHTS

    o On February 28, the company completed a merger with Alliance Entertainment Corp. in a non-cash stock for stock transaction, forming one of the nation's largest providers of family entertainment content products and marketing services at retail.

    o On April 18, Wells Fargo Foothill increased the maximum credit limit to $250 million.

    o On April 4, Source Interlink's Alliance Entertainment unit signed an exclusive deal to provide music CDs for retail sale at approximately 400 Kmart locations nationwide. The agreement takes effect in June 2005.

    o On April 11, Source Interlink reported that its Alliance Entertainment unit reached agreements to distribute and market DVDs to approximately 1000 grocery stores representing 12 chains. The DVDs are being merchandised through a combination of Source Interlink manufactured front-end checkout displays totaling approximately 70,000 pocket positions as well as inline displays and free-standing displays.

    o On May 11, Source Interlink closed on its acquisition of Chas. Levy Circulating Co., one of the nation's largest distributors of magazines. The company purchased all of the equity interests in the Chicago-based distributor. Founded in 1893, Chas. Levy Circulating Co. distributes magazines from all leading publishers to more than 9,000 stores operated by many of the largest retail chains throughout the United States. Source Interlink signed a separate full line 10-year marketing and service agreement with Levy Home Entertainment, LLC, one of the nation's largest book distribution companies. Levy Home Entertainment is not included in the acquisition.

    o On May 18, the company reported that its Source-Huck division had extended its supply agreement by four years with Borders, Inc. to provide the majority of all wood display fixtures and related millwork for new domestic Borders superstores. Borders has more than 460 book, music and movie superstores in the United States.

FISCAL 2006 FIRST QUARTER CONFERENCE CALL

Source Interlink Companies, Inc. will hold a teleconference to discuss its fiscal 2006 first quarter results on Monday, June 6, 2005 at 4:30 p.m. ET. To access the teleconference, please dial 800-322-0079 (U.S. callers) or 973-935-2405 (Int'l callers) ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through June 13, 2005 that can be accessed by dialing 877-519-4471 (U.S. callers) or 973-341-3080 (Int'l callers), passcode: 6130057. The teleconference will also be webcast live and archived for replay at www.earnings.com.

ABOUT SOURCE INTERLINK

Source Interlink Companies is a premier marketing, merchandising and fulfillment company of entertainment products including DVDs, music CDs, magazines, books and related items. The company's fully integrated businesses include:

    o Distribution and fulfillment of entertainment products to major retail chains throughout North America and direct-to-consumers via the Internet

    o Import and export of periodicals sold in more than 60 countries worldwide

    o Coordination of product selection and placement for impulse items sold at checkout counters o Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase

    o Design, manufacture and installation of wire fixtures and custom wood displays in major retail chains

With approximately $1.7 billion in annual revenue, Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information, please visit the company's website at www.sourceinterlink.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) market acceptance of and continuing retail demand for magazines, books, DVDs, CDs and other home entertainment products; (ii) our ability to realize operating efficiencies, cost savings and other benefits from recent and pending acquisitions, (iii) an evolving market entertainment media, (iv) the ability to obtain product in sufficient quantities; (v) adverse changes in general economic or market conditions; (v) the ability to attract and retain employees; (vi) intense competition in the marketplace and (vii) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 18, 2005.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

CONTACTS:

Investors:                                                              Media:
----------                                                              ------
Dean Heine                          Todd St.Onge                        Kim Holt
Investor Relations                  Brainerd Communicators              Brainerd Communicators
Source Interlink Companies, Inc.    212-986-6667                        212-986-6667
212-683-0376                        stonge@braincomm.com                holt@braincomm.com
dheine@sourceinterlink.com

                        SOURCE INTERLINK COMPANIES, INC.

                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                          (unaudited)
                                                                        April 30, 2005  January 31, 2005
-------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS

     Cash                                                               $       1,394   $        1,387
     Trade receivables, net                                                    87,997           48,078
     Purchased claims receivable                                               14,671            2,006
     Inventories                                                              134,906           16,868
     Income tax receivable                                                      3,697            2,275
     Deferred tax asset                                                        11,202            2,302
     Prepaid expenses and other                                                 8,129            3,349
-------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                          261,996           76,265
-------------------------------------------------------------------------------------------------------

Property and equipment                                                         82,690           36,706
Less accumulated depreciation and amortization                               (16,165)         (14,375)
-------------------------------------------------------------------------------------------------------
       Net Property and equipment                                              66,525           22,331
-------------------------------------------------------------------------------------------------------

OTHER ASSETS

     Goodwill, net                                                            124,230           71,600
     Intangibles, net                                                         228,369           16,126
     Deferred tax asset                                                         5,205            2,903
     Other                                                                      8,535            8,528
-------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                            366,339           99,157
-------------------------------------------------------------------------------------------------------
                                                                        $     694,860   $      197,753
======================================================================================================

                        SOURCE INTERLINK COMPANIES, INC.

                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except par value)

                                                                          (unaudited)
                                                                         April 30, 2005  January 31, 2005
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

     Checks issued against future advances on revolving credit
     facility                                                            $      5,486   $        1,951
     Accounts payable and accrued expenses, net of allowances for
     returns of $111,677 and $70,292, respectively                            164,073           25,274

     Deferred revenue                                                           2,631            2,205
     Other                                                                      1,752               19
     Current maturities of  long-term debt                                     12,873            5,630
     Current portion of obligations under capital leases                          321                -
-------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                     187,136           35,079
Long-term debt                                                                 57,604           34,139

Obligations under capital leases                                                  144                -

Other                                                                           4,853              852
-------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                             249,737           70,070
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                    445,123          127,683
-------------------------------------------------------------------------------------------------------
                                                                        $     694,860   $      197,753
======================================================================================================

                        SOURCE INTERLINK COMPANIES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                (unaudited)
                                                                    (in thousands, except per share data)
Three months ended April 30,                                                  2005             2004
-------------------------------------------------------------------------------------------------------
Revenues                                                                $     234,421   $       82,181
Cost of revenues                                                              183,876           60,102
-------------------------------------------------------------------------------------------------------
Gross profit                                                                   50,545           22,079
Selling, general and administrative expenses                                   29,674           12,626
Fulfillment freight                                                            10,336            4,874
Depreciation and amortization                                                   3,103                -
Merger and acquisition charges                                                  3,094                -
Relocation expenses                                                                 -            1,552
-------------------------------------------------------------------------------------------------------
Operating income                                                                4,338            3,027
-------------------------------------------------------------------------------------------------------
Other income (expense)
        Interest expense                                                        (935)            (536)
        Interest income                                                            46               67
        Write off of deferred financing costs and original issue
        discount                                                                    -          (1,494)
        Other                                                                      74            (108)
-------------------------------------------------------------------------------------------------------
Total other income (expense)                                                    (815)          (2,071)
-------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes and                       3,523              956
discontinued operation
Income tax expense                                                              1,852              324
-------------------------------------------------------------------------------------------------------
Income from continuing operations before discontinued operation                 1,671              632

Loss from discontinued operation, net of tax                                        -             (135)
-------------------------------------------------------------------------------------------------------
Net income                                                              $       1,671   $          497
=======================================================================================================

Earnings (loss) per share - basic

    Continuing operations                                               $        0.04   $         0.03

    Discontinued operation                                                          -            (0.01)
                                                                          ------------    -------------
Total                                                                            0.04             0.02
                                                                          ============    =============
Earnings per share - diluted
    Continuing operations                                                        0.04             0.03
    Discontinued operation                                                          -            (0.01)
                                                                          ------------    -------------
Total                                                                   $        0.04   $         0.02
                                                                          ============    =============
Weighted Average of Shares Outstanding - Basic                                 42,314           21,506
Weighted Average of Shares Outstanding - Diluted                               44,395           23,857
=======================================================================================================